                                  EXHIBIT 8.2
                                  -----------

                  Technology Business Tax Certificate Program

          This Agreement (hereinafter "Agreement"), made as of 30th day of November, 1999, by and between NUCYCLE Therapy Inc./FKA Phytotech, Inc., ("Selling Company"), a company organized under the laws of the State of New Jersey, having its principal offices at One Deer Park Drive, Suite M, Monmouth Junction, NJ 08852 and PSE&G ("Buying Company"), a company organized under the laws of the State of New Jersey, having its principal offices at 80 Park Plaza, P.O. Box 570, Newark, NJ 07101, the above entities being hereinafter referred to as the "Parties."

                                  WITNESSETH:

          WHEREAS, in order for society to appreciate the anticipated potential rewards from emerging technology and biotechnology research, private industry must have access to sufficient financial resources to conduct research and transfer research discoveries into viable commercial products;

          WHEREAS, pursuant to P.L. 1997, c.334 as amended, the State of New Jersey created a tax benefit transfer program for emerging technology and biotechnology companies in order to provide additional funds to said companies by allowing new or expanding emerging technology and biotechnology companies with Unused NOL Carryover and/or Unused R & D Credits to surrender those tax benefits for use by other corporation business taxpayers in exchange for private financial assistance;

          WHEREAS, the Division of Taxation has established the amount of tax benefits that Selling Company can transfer over State Fiscal Year 2000 to be $414,869;

          NOW, therefore, in consideration of the mutual promises and covenant the Parties agree as follows:

                                   ARTICLE I

          Section 1.01   Definitions:
          ------------

          "NJEDA" means the New Jersey Economic Development Authority established pursuant to section 4 of P.L. 1974, c. 80 (C. 34:1B-4), as amended and supplemented;

          "Affiliated Business" means an entity which directly or indirectly owns or controls 5% or more of the voting rights of any kind or 5% or more of the value of all classes of stock of both the taxpayer receiving the benefits and a corporation surrendering the benefits.

          "Biotechnology" means the continually expanding body of fundamental knowledge about the functioning of biological systems from the macro level to the molecular and sub-atomic levels, as well as products, services, technologies and sub-technologies developed as a result of insights gained from research advances which add to that body of fundamental knowledge;

          "Biotechnology company" means an emerging corporation that has a headquarters or base of operations located in New Jersey and that is engaged in the research, development, production, or provision of biotechnology for the purpose of developing or providing products or processes for specific commercial or public purposes, including but not limited to, medical, pharmaceutical, nutritional, and other health-related purposes, agricultural purposes, and environmental purposes, or a corporation that has a headquarters or base of operations located in New Jersey and that is engaged in providing services or products necessary for such research, development, production, or provision;

          "Certificate" means the certificate issued by the Division relating to the Unused NOL Carryover and/or Unused R & D Credits of the Selling Company;

          "Division" means the New Jersey Division of Taxation.

          "Technology company" means an emerging corporation that has a headquarters or base of operations located in New Jersey, and who employs some combination of the following: highly educated or trained managers and workers, or both, employed in New Jersey who use sophisticated scientific research service or production equipment, processes or knowledge to discover, develop, test, transfer or manufacture a product or service;

          "Unused NOL Carryover" means unused net operating loss carryover, pursuant to N.J.S.A. 54:10A-4(k)(6)(B), of the Selling Company.
            --------

          "Unused R & D Credits" means unused amounts of research and development tax credits, pursuant to N.J.S.A. 54:10A-5.24(1)(b), of the Selling
                                     --------
Company.

                                  ARTICLE II

          Section 2.01   Compensation.
          ------------

          a) subject to the conditions set forth in Section 2.02 hereof, within 10 days of Selling Company's notifying Buying Company of its receipt of the Certificate from the Division, Buying Company agrees to purchase the Certificate for a purchase price in the aggregate amount of $342,266.93 for the transfer of tax benefits in the amount of $414,869 for the years and amounts more fully set forth in the Selling Business Tax Benefit Identification Form, attached.

          b) subject to the conditions set forth in Section 2.02 hereof, Buying Company agrees to purchase and Selling Company agrees to sell additional tax benefits in the amount of $306,797 for the years and amounts more fully set forth on Schedule A, to the extent that the Selling Company is authorized by NJEDA to transfer those tax benefits In subsequent years. Within 10 days of Selling Company's notifying Buying Company of its receipt of a Certificate permitting the transfer of all or part of those tax benefits, Buying Company shall pay Selling Company a purchase price of 83 and 1/8 cents ($.83125) for each dollar of tax benefit transferred in that Certificate. Buying Company shall be permitted to assign its right to purchase tax benefits in subsequent years to Public Service Enterprise Group, Incorporated or any of Public Service Enterprise Group, Incorporated's subsidiaries without prior approval from NJEDA or Selling Company.

          Section 2.02   Conditions to Purchase.  Buying Company's obligation
          ------------
to purchase is conditioned upon:

          a) the approval by NJEDA of Selling Company's application for transfer of tax benefits for private financial assistance;

          b)   the approval of this Agreement by the NJEDA and the Division;

          c) a final determination by the Division that the amount of the Certificate for fiscal year 2000 is equal to $414,869 or a final determination by the Division of the amount of the Certificate issued in any subsequent year.

          d) the Selling Company agrees not to sell any tax benefit certificate in connection with the Technology Business Tax Certificate Program, to an Affiliated Business.

                                  ARTICLE III

          Section 3.01   Covenants of the Selling Company.  The Selling Company
          ------------
covenants:

          a) it shall maintain a headquarters or a base of operations in the State through the next calendar year following the signature dates of this agreement.

          b) the Selling Company shall expend the proceeds of this purchase in connection with the operation of the Selling Company in the State of New Jersey including but not limited to the expenses of fixed assets, such as the construction, acquisition and development of real estate, materials, start-up, tenant fit-out, working capital, salaries, research and development expenditures and any other expenses determined by the NJEDA to be necessary to carry out the purposes of the New Jersey Emerging Technology and Biotechnology Financial Assistance Program and any other expenses determined by the New Jersey Emerging Technology and Biotechnology Financial Assistance Program.

          Section 3.02   Covenants of the Buying Company.  The Buying Company
          ------------
covenants:

          a) it shall not assign, sell or transfer the Certificate to any Affiliated Business of Selling Company.

          b) if any representation made by Buying Company in this Agreement is willfully false or materially misleading or if Buying Company breaches the covenant set forth in Paragraph 3.02(a), the transfer of tax benefits contemplated by this Agreement shall be null and void.

          Section 3.03   Representation by Selling Company.  The Selling Company
          ------------
represents to Buying Company, NJEDA and the Division that Selling Company is not an Affiliated Business of Buying Company.

          Section 3.04   Representation by Buying Company.  The Buying Company
          ------------
represents to Selling Company, NJEDA and the Division that Buying Company is not an Affiliated Business of Selling Company.

                                  ARTICLE IV

          Section 4.01   Non-assignability.  The Buying Company may not assign
          ------------
or transfer the Certificate in any manner.

                                   ARTICLE V


          Section 5.01  Third Party Beneficiary.  The NJEDA shall be a third
          ------------
party beneficiary to this agreement, with the authority to enforce the provisions hereof and to declare a default hereunder.

                                  ARTICLE VI

          Section 6.01  Default.  Failure by the Selling Company to comply with
          ------------
any covenant for a period of 30 days shall constitute an event of default.

          Section 6.02   Remedies upon Default. Upon the existence of any events
          ------------
of default, the Buying Company or the NJEDA, as third party beneficiary to the agreement, may take any action legally available to it.

          Section 6.03   Forbearance Not a Waiver.  No act of forbearance or
          ------------
failure to insist on the prompt performance of the obligations pursuant to this Agreement, either expressed or implied, shall be construed as a waiver of any of its rights hereunder. In the event that any provision of this Agreement should be breached and the breach may thereafter be waived, such waiver shall be limited to the particular breach waived and shall not be deemed to waive any other breach.

                                  ARTICLE VII

          Section 7.01   Indemnification.  Selling Company covenants and agrees
          ------------
to indemnify and hold harmless, the NJEDA and the State of New Jersey and their respective members, agents, officers, employees and servants from all losses, claims, damages, liabilities, and costs whatsoever (including all costs, expenses and reasonable counsel fees incurred in investigating and defending such losses and claims, etc.), brought by any person or entity, and caused by, related to, arising or purportedly arising out of, or from: (i) the condition, use, possession, conduct, management, construction, and financing of the Selling Company's facility, (ii) the performance by Selling Party of its obligations under this Agreement; (iii) any loss, damage of injury to, or death of, any person occurring at or about or resulting from, the operations at the Selling Company's facility and, (iv) any damage or injury to property of Selling Party or to the agents, servants, or employees of Selling Party, or to any other person who may be about the Selling Party's facility caused by the negligence of any person. The provisions of this Paragraph shall survive termination of this Agreement.

                                 ARTICLE VIII

          Section 8.01  Governing Law. This Agreement shall be governed by the
          ------------
laws of the State of New Jersey.

          Section 8.02  Forum and Venue.  All actions related to the matters
          ------------
which are the subject of this Agreement shall be formed and venued in the court of competent jurisdiction in the County of Mercer, State of New Jersey.

          Section 8.03  Entire Agreement.  This Agreement and its exhibits, the
          ------------
application forms of the Selling Company and Buying Company and any documents referred to herein constitute the complete understanding of the Parties and merge and supersede any and all other discussions, agreements and understandings, (other than the aforementioned applications) between the Parties with respect to the subject matter of this Agreement.

          Section 8.04  Severability. Whenever possible, each provision of this
          ------------
Agreement shall be interpreted in such manner as to be effective and valid pursuant to applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions of this Agreement, unless Buying

Company shall in its sole and absolute discretion deem the invalidated provision essential to the accomplishment of the public purposes served by this Agreement, in which case Buying Company has the right to terminate this Agreement and all benefits provided to Selling Company hereunder upon the giving of sixty (60) days prior notice as set forth in Paragraph 8.05 hereof.

          Section 8.05  Notices.  All notices, consents, demands, requests and
          ------------
other communications which may be or are required to be given pursuant to any term of this Agreement shall be in writing and shall be deemed duly given or personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, to the addresses set forth hereunder or to such other address as each party to this Agreement may hereafter designate in a written notice to the other party transmitted in accordance with this provision.

          Selling Company Address:

               NUCYCLE Therapy, Inc./ FKA Phytotech, Inc.
               One Deer Park Drive Suite M
               Monmouth Junction, NJ 08852

          Buying Company Address:

               PSE&G
               80 Park Plaza
               P.O. Box 570
               Newark, NJ 07101

          Section 8.06   Amendments or Modifications.  This Agreement may only
          ------------
be amended or modified in a writing executed by both Parties, for good cause shown. Such amendments or modifications shall become effective only upon execution of same by both

Parties and submission of the amendment or modification to the NJEDA and the Division for approval.

          Section 8.07  Headings.  Section headings contained in this Agreement
          ------------
are inserted for convenience only and shall not be deemed to be a part of this Agreement.

          Section 8.08   Counterparts.  This Agreement may be executed in any
          ------------
number of counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          Section 8.09   Successors and Assigns.  This Agreement shall be
          ------------
binding upon the successors and assigns of the parties hereto.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers duly authorized as of the date and year first set forth above.

ATTEST:                                           SELLING COMPANY

By: /s/ Burt D. Ensley                  By:  /s/ Alexander Baltovski
   --------------------                    ----------------------------

NAME: Burt D. Ensley                    NAME: Alexander Baltovski
     ------------------                      --------------------------

TITLE: CEO                              TITLE: CFO
      -----------------                       -------------------------

ATTEST:                                           BUYING COMPANY

By: /s/ Fred DeSanto                    By: /s/ A. Rostami
   --------------------                    ----------------------------

NAME: Fred DeSanto                      NAME: A. Rostami
     ------------------                      --------------------------

TITLE: Director CI&SGA                  TITLE: Assistant Treasurer
      -----------------                       -------------------------

                 NUCYCLE THERAPY INC.  FKA as PHYTOTECH, INC.

                                  SCHEDULE A

                          NJEDA NOL TAX SALE PROGRAM

                        NET OPERATING LOSS CARRYFORWARD
                      AND RESEARCH & DEVELOPMENT CREDITS

                                  AMOUNT SOLD
                            STATE FISCAL YEAR 2000

    YEAR        GROSS     NET BENEFIT       GROSS       R & D           NOL          TOTAL        BALANCE
                 NOL       AVAILABLE    R & D CREDITS   BENEFIT      AVAILABLE     AVAILABLE     REMAINING
                                                       AVAILABLE      IN 2000       IN 2000      FOR 2001
1993             90,499       8,113              -             -        8,113          8,113             -
1994            529,814      47,496         12,175        12,175       47,496         59,671             -
1995          1,542,151     138,250         19,615        19,615      138,250        157,865             -
1996          2,418,303     216,795         20,928        20,928      168,292        189,220        48,503
1997          2,881,251     258,293              -             -            -              -       258,293
              ---------     -------         ------        ------      -------        -------       -------
              7,461,982     668,947         52,718        52,718      362,151        414,869       306,796

6/28/99                                                                       1

                               SELLING BUSINESS
                        TAX BENEFIT IDENTIFICATION FORM
                  Technology Business Tax Certificate Program


Business Name NUCYCLE THERAPY, Inc./FKA PHYTOTECH, INC.
              -------------------------------------------------------

Primary Business Address ONE DEER PARK DRIVE, SUITE M
                         --------------------------------------------

                         MONMOUTH JUNCTION, NJ  08852
---------------------------------------------------------------------

Contact Name and Title  MR. ALEXANDER BALTOVSKI, CFO
                       ----------------------------------------------

Telephone 732 438-0900 EXT. 12
         ------------------------------------------------------------

Tax Identification Number 22-3239507
                          -------------------------------------------

Summary of Prior Years' Activities
-------------------------------------------------------
Accumulated Prior Years' NOLs Authorized to be Sold      $668,947
Accumulated Prior Years' NOLs Sold                       $     -0-
Accumulated Prior Years' R & D Tax Credits Authorized
     to be Sold                                          $ 52,718
Accumulated Prior Years' R & D Tax Credits Sold          $     -0-

                         Total Authorized                $721,665
                         Total Sold                      $414,869

Current Year Authorization
--------------------------

Current Year 2000 Authorization                          $414,869


_______ Check here if you would like the New Jersey Division of Taxation to determine which years and the amounts of Net Operating Loss (NOL) and Research and Development (R & D) Tax Credit carryforwards within the amount that the Selling Business has been authorized to sell.

                                                                               2
                               SELLING BUSINESS
                        TAX BENEFIT IDENTIFICATION FORM
                  Technology Business Tax Certificate Program

Directions:  If the line on page I has not been checked, fill out the section
----------
below to identify which years and the amounts of the NOL and R & D Tax Credit carryforwards you would like to sell up to the amount provided on the Current Year Authorization line. Prior years' authorized or expired NOL and R&D Tax Credit carryforwards cannot be listed.


                               Calculated NOL          R & D Tax Credit
               Gross Value of  Carryforwards           Carryforwards
     Year      NOLs            Intended to be Sold     Intended to be Sold

   12-31-93     $    90,499         $   8,113          $_______
   12-31-94     $   529,814         $  47,496          $ 12,175
   12-31-95     $ 1,542,151         $ 138,250          $ 20,928
   12-31-96     $ 2,418,303         $ 216,795          $ 19,615
   12-31-97     $ 2,881,215         $ 258,293          $_______
                $__________         $________          $_______
                $__________         $________          $_______

        Totals  $ 7,461,982         $ 668,947          $ 52,718


                    GRAND TOTAL  $721,665  (The sum
                    of Totals for the third and fourth
                    columns should be entered here.
                    This figure should equal the amount
                    provided on the Current Year
                    Authorization line.)

7/7/99                                                                         1

                       BUYING BUSINESS INFORMATION SHEET
                  Technology Business Tax Certificate Program


Please provide the information requested below and sign and date as requested.

A.   Buying Business
     ---------------

          Business Name             PSE&G
                       ------------------------------------------------------
          Primary Business Address  80 Park Plaza
                                  -------------------------------------------
                                    Newark, NJ 07101
          -------------------------------------------------------------------
Contact Name and Title              Steven Lapidus, Assistant Corp.
                                    General Counsel
                      -------------------------------------------------------
          Telephone                 973-430-5239
                   ----------------------------------------------------------
          Tax Identification Number 22-1212800
                                   ------------------------------------------

B.   Selling Business
     ----------------

          Business Name             Nucycle Therapy, Inc./FKA Phytotech, Inc.
                       ------------------------------------------------------
          Primary Business Address  One Deer Park Drive, Suite M
                                  -------------------------------------------
                                    Monmouth Junction, NJ 08852
          -------------------------------------------------------------------
          Contact Name and Title    Mr. Alexander Baltovski, CFO
                                ---------------------------------------------
          Telephone                 732-438-0900,  Ext. 12
                   ----------------------------------------------------------
          Tax Identification Number 22-3239507
                                   ------------------------------------------

          Tax Benefits Authorized to be Sold      $ 414,869
                                                  ---------

C.   Estimated Sale Price of Benefits to be Transferred
     --------------------------------------------------

     $ 342,266.93   (This must be at least 75% of the Tax Benefits Authorized
     ------------
                    to be Sold shown on the line above.)

     ____________   (Initial of Selling Business Contact or Authorized
                    Representative who signed the Selling Business Application)

It is expressly agreed and understood that any information submitted to or obtained by the New Jersey Economic Development Authority (NJEDA) or the New Jersey Division of Taxation in connection with this application may be shared by the NJEDA, the New Jersey Division of Taxation and/or the New Jersey Commission on Science and Technology.

The information provided in connection with this application is accurate to the best of my knowledge.

                                  CERTIFICATE
                                  -----------

With respect to each officer and director of Public Service Enterprise Group
Incorporated:

          (a) within the last five (5) years, no petition under the Bankruptcy Code or any state insolvency law was filed by or against, nor was a receiver, fiscal agent or similar officer appointed by a court for the business or property of, such person or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

          (b) within the last five (5) years, such person has never been charged with or convicted of a criminal offense (excluding traffic violations and other minor offenses), nor is such person the named subject of any criminal proceeding which is presently pending;

          (c) such person has never been found by any Federal or State court of competent jurisdiction or authority, agency or commission to have violated, or to have aided, abetted, commanded, or procured the violation by any other person, of a Federal or State securities law, or any Federal commodities law or of any rule or regulation under any such Acts or laws, nor has such person ever been prohibited, restricted, barred, suspended, limited or enjoined, permanently or temporarily from

               (i) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, or acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or engaging in or continuing in any conduct or practice in connection with the purchase or sale of any security or securities, including acting as an investment adviser, underwriter, broker or dealer, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company; or

               (ii) engaging in any type of business practice or in any trade business; or

               (iii) being associated with persons engaged in any activity referred to in this subparagraph (c).


Date: November 24, 1999                 /s/ Edward J. Biggins, Jr.
      -----------------                 ----------------------------
                                        Edward J. Biggins, Jr.
                                        Secretary